Exhibit (h)(9)

AMENDMENT NO. 1

This amendment (the “Amendment”) between the parties signing below (“Parties”) amends the Existing Agreement as of December 13, 2019:

Term	Means
“Existing Agreement”	The Compliance Support Services Agreement among ALPS, Forward Funds, MF Trust and Salient Midstream & MLP Fund dated January 17, 2017

“ALPS” “Service Provider”	ALPS Fund Services, Inc.

“Forward Funds”	Forward Funds

“MF Trust”	Salient MF Trust

“Salient Midstream & MLP Fund”	Salient Midstream & MLP Fund

Except as amended hereby, all terms of the Existing Agreement remain in full force and effect. This Amendment includes the amendments in Schedule A and general terms in Schedule B hereto.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives.

ALPS Fund Services, Inc.		Forward Funds

By:	/s/ Rahul Kanwar	By:	/s/ Matt Hibbetts
Name:	Rahul Kanwar	Name:	Matt Hibbetts
Title:	Authorized Representative	Title:	Vice President

Salient MF Trust		Salient Midstream & MLP Fund

By:	/s/ Matt Hibbetts	By:	/s/ Matt Hibbetts
Name:	Matt Hibbetts	Name:	Matt Hibbetts
Title:	Vice President	Title:	Vice President

Schedule A to this Amendment

Amendments

Effective as of December 13, 2019 the Existing Agreement is amended as follows:

1.	Exhibit C – List of Funds. Exhibit C is replaced in its entirety with the attached Exhibit C.

Schedule B to this Amendment

General Terms

1.	Capitalized terms not defined herein shall have the meanings given to them in the Existing Agreement.

2.

The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Amendment, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. This Amendment (including any attachments, schedules and addenda hereto), along with the Existing Agreement, as amended, contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.

3.

This Amendment may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and signatures so exchanged shall be binding to the same extent as if original signatures were exchanged.

4.

This Amendment and any dispute or claim arising out of or in connection with it, its subject matter or its formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the same jurisdiction as the Existing Agreement.

EXHIBIT C

LIST OF FUNDS

(as of December 13, 2019)

TRUST/FUND NAME

SALIENT MIDSTREAM & MLP FUND
Salient Midstream & MLP Fund

SALIENT MF TRUST
Salient MLP & Energy Infrastructure Fund
Salient Tactical Plus Fund

FORWARD FUNDS
Salient Global Real Estate Fund
Salient Select Income Fund
Salient Tactical Growth Fund